Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559

Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS INC.

REELECTS ZOGHLIN TO BOARD OF DIRECTORS

TO REPLACE ZILLMER

DEERFIELD, Ill., May 16, 2008 — United Stationers Inc. (NASDAQ: USTR) announced today that Alex D. Zoghlin has rejoined its board of directors, filling the vacancy created by John J. Zillmer’s decision not to stand for reelection.

Alex D. Zoghlin, 38, served on the United Stationers board from November of 2000 until May 2006.  He resigned at that time to focus exclusively on building G2 Switchworks, a Chicago-based travel/technology firm, where he was president and chief executive officer.  Zoghlin recently left G2 Switchworks upon its change of ownership.  He previously served as chairman, president and chief executive officer of neoVentures Inc., a venture capital investment company for emerging technology companies.  Prior to that, he was chief technology officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies.

“We are very pleased that Alex is returning to the board,” said Frederick B. Hegi, Jr., United Stationers chairman of the board. “Since 2006, Alex has continued to provide key input to our Technology Advisory Committee, and United will benefit from his increased level of involvement.”

John J. Zillmer has served on United’s board of directors since 2004.  Zillmer’s director term ended at the May 14, 2008 annual stockholders’ meeting. He decided not to continue to serve on the board because of time commitment constraints associated with his responsibilities at Allied Waste, where he is chairman and chief executive officer.

“We will certainly miss John and appreciate all of the contributions that he has made since joining the board,” added Hegi.  “His experience in operations, revenue growth initiatives, and award-winning customer service has positively shaped United’s approach in all of these areas.”

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2007 of $4.6 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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